Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2021

FOURTH QUARTER FINANCIAL RESULTS

● Fourth quarter sales up 11.5% year-over-year
● Fourth quarter gross profit percent improved 440-basis points year-over-year
● Strong operating cash flow and improving profitability drives net debt to lowest level in three years
● Restructuring actions in the quarter to drive approximately $2 million of annualized savings
● Management optimistic recovery is underway

RACINE, WISCONSIN — August 13, 2021 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2021 fourth quarter ended June 30, 2021.

Sales for the fiscal 2021 fourth quarter were $66.2 million, compared to $59.4 million for the same period last year, and $57.6 million for the fiscal 2021 third quarter. The 11.5% year-over-year increase in 2021 fourth quarter sales was primarily due to improving demand within the Company’s global oil and gas, industrial and marine markets compared to the same period last fiscal year. For the fiscal 2021 full year, sales were $218.6 million, compared to $246.8 million for fiscal 2020. The year-over-year decline was primarily driven by the global economic impact of the COVID-19 pandemic. Foreign currency exchange had a $4.1 million favorable impact on fiscal 2021 fourth quarter sales and an $11.6 million favorable impact on fiscal 2021 year-to-date sales.

John H. Batten, Chief Executive Officer, commented: “Solid fourth quarter sales growth and improving gross profit is encouraging and reflects the significant actions we have undertaken to expand our financial and operating performance. Throughout the year, we focused on investing in our operations, supporting new product development, modernizing our business, and realigning our cost structure. Our Lufkin, Texas operation opened during the year, which improved manufacturing efficiencies and enhanced our position with new and existing industrial customers, as we focus on growing this important segment of our business. We leveraged our leading control systems and mechanical expertise to develop new hybrid and electric products for marine and industrial applications. During the fourth quarter, initial orders were received from a marine customer and an industrial customer, and we are excited by the long-term potential within these developing markets. Finally, we continued to focus on strategies that modernize our global facilities and realign our cost structure. During the fourth quarter, we announced a restructuring action at our Belgium operation, which combined with other restructuring actions, will produce estimated annual savings of approximately $2.0 million once completed in fiscal 2022.”

“Our six-month backlog at June 30, 2021, was $70.3 million, compared to $71.4 million at March 26, 2021, and $66.6 million at June 30, 2020. While our six-month backlog is down slightly over the past three months, our total backlog during this period is up 11% which we believe indicates strengthening underlying trends across our global markets. We ended the year with a strong backlog at our Veth Propulsion subsidiary, driven by robust power control and thruster orders from North American and European marine customers. In addition, we continue experiencing improving global demand for our oil and gas transmission systems and after-market components.”

“We believe Twin Disc is emerging from the COVID-19 crisis better positioned to drive profitable growth and increase market share, and we are optimistic a recovery is underway across many of our global markets despite industry-wide supply chain and labor constraints. On behalf of everyone at the Company, I appreciate the support of our customers, employees, and shareholders throughout the COVID-19 crisis,” concluded Mr. Batten.

Gross profit percent for the fiscal 2021 fourth quarter was 27.7%, compared to 23.3% in the fiscal 2020 fourth quarter. The 440-basis point increase in gross profit margin percentage for the fiscal 2021 fourth quarter compared to the fiscal 2020 fourth quarter, was primarily due to higher, more profitable sales, the positive outcomes of targeted cost reduction initiatives and the favorable impact of the Employee Retention Credit (“ERC”), a COVID-19 relief program of the U.S. government, recorded in the quarter ($1.2 million). For the fiscal 2021 full year, gross profit was 23.3%, compared to 22.6% for the fiscal 2020 full year.

For the fiscal 2021 fourth quarter, marketing, engineering and administrative (ME&A) expenses increased $1.6 million to $16.7 million, compared to $15.1 million for the fiscal 2020 fourth quarter. The 10.8% increase in ME&A expenses in the quarter was primarily due to the partial achievement of global incentive metrics resulting in bonus expense ($2.6 million) and a positive currency translation impact ($0.7 million). These increases were partially offset by the impact of the ERC ($0.6 million) and ongoing focus on cost containment. For the fiscal 2021 full year, ME&A expenses decreased $7.5 million, or 11.8%, to $55.7 million, compared to $63.2 million for the fiscal 2020 full year. As a percent of revenues, for the fiscal 2021 full year, ME&A expenses improved 10 basis points to 25.5%, compared to 25.6% for the fiscal 2020 full year.

Twin Disc recorded restructuring charges of $6.6 million in the fiscal 2021 fourth quarter, compared to restructuring charges of $0.2 million in the same period last fiscal year. Restructuring activities during the fiscal 2021 fourth quarter included a $2.3 million provision for a previously announced restructuring program at the Company’s Belgian operation, as well as a $4.3 million impairment to write down the value of the Company’s Racine, Wisconsin corporate office, which is currently held for sale. For the fiscal 2021 full year, the Company recorded restructuring charges of $7.4 million, compared to $5.1 million for the fiscal 2020 full year.

During the fiscal 2021 fourth quarter, Twin Disc received full forgiveness of the Company’s Small Business Administration Paycheck Protection Program (“PPP”) loan in the amount of approximately $8.2 million, which was received pursuant to the Coronavirus Aid, Relief and Economic Security Act. This amount is reflected as income from extinguishment of loan in the consolidated statement of operations.

The effective tax rate for fiscal year 2021 was -110.4% compared to 9.5% for fiscal year 2020. During the current fiscal year, the Company received full forgiveness of its PPP loan which resulted in an increase to the effective tax rate of 17.5%. In the prior year the Company determined that the carrying value of certain goodwill and intangibles exceeded the fair value and a $27.6 million impairment loss was calculated which resulted in a decrease to the prior fiscal year effective tax rate of 13.8%. During the current fiscal year, the Company was able to take advantage of the newly enacted high tax exception regulations. The Company filed its federal tax return utilizing this exception and had no GILTI inclusion increasing the current rate by 12%. Due to continued historical domestic losses and uncertain future domestic earnings, the Company recognized a full domestic valuation allowance reducing the effective tax rate by 158.6%.

Net loss attributable to Twin Disc for the fiscal 2021 fourth quarter was $(12.7 million), or $(0.96) per diluted share, compared to a net loss of $(1.8 million), or $(0.13) per diluted share, for the fiscal 2020 fourth quarter. For the fiscal 2021 full year, net loss attributable to Twin Disc was $(20.9 million), or $(1.58) per diluted share, compared to net loss of $(39.8 million), or $(3.03) per diluted share for the fiscal 2020 full year.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $4.9 million for the fiscal 2021 fourth quarter, compared to $1.3 million for the fiscal 2020 fourth quarter. For the fiscal 2021 full year, EBITDA was $3.6 million compared to EBITDA of $(30.2 million) for the fiscal 2020 full year.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated, “We ended fiscal 2021 with net debt of $19.7 million, representing the lowest net debt level in three years, as a result of the successful forgiveness of our PPP loan, strong operating cash flow, and our strategic focus on strengthening our balance sheet. In addition, I am pleased with the continued improvement in inventory levels, and we believe we are well positioned to further reduce inventories as fiscal 2022 progresses and many of our global markets recover. After controlling investments throughout the COVID-19 crisis, we are planning to increase capital expenditures during fiscal 2022 and expect to invest $10 million to $12 million in capital expenditures during fiscal 2022.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Friday, August 13, 2021. To participate in the conference call, please dial 800-263-0877 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. August 13, 2021, until midnight August 20, 2021. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 7124600.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the webcast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Risk factors also include the effects of the COVID-19 pandemic, and any impact the COVID-19 pandemic may have on the Company’s business operations, as well as its impact on general economic and financial market conditions.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above-mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except per-share data; unaudited)

	Quarter Ended		Year Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net sales	$66,204	$59,376	$218,581	$246,838
Cost of goods sold	47,889	45,564	167,724	191,130
Gross profit	18,315	13,812	50,857	55,708

Marketing, engineering, and administrative expenses	16,750	15,111	55,750	63,218
Restructuring expenses	6,600	237	7,377	5,138
Goodwill and other asset impairment charge	-	-	-	27,603

Loss from operations	(5,035)	(1,536)	(12,270)	(40,251)
Interest expense	(588)	(536)	(2,358)	(1,860)
Income from extinguishment of loan	8,200	-	8,200	-
Other (expense), net	(1,097)	(11)	(3,411)	(1,629)
	6,515	(547)	2,431	(3,489)

Income (loss) before income taxes and noncontrolling interest	1,480	(2,083)	(9,839)	(43,740)
Income tax expense (benefit)	14,127	(447)	10,859	(4,169)

Net loss	(12,647)	(1,636)	(20,698)	(39,571)
Less: Net earnings attributable to noncontrolling interest, net of tax	(53)	(124)	(200)	(246)
Net loss attributable to Twin Disc	$(12,700)	$(1,760)	$(20,898)	$(39,817)

Loss per share data:
Basic loss per share attributable to Twin Disc common shareholders	$(0.96)	$(0.13)	$(1.58)	$(3.03)
Diluted loss per share attributable to Twin Disc common shareholders	$(0.96)	$(0.13)	$(1.58)	$(3.03)

Weighted average shares outstanding data:
Basic shares outstanding	13,270	13,175	13,247	13,153
Diluted shares outstanding	13,270	13,175	13,247	13,153

Comprehensive loss:
Net loss	$(12,647)	$(1,636)	$(20,698)	$(39,571)
Foreign currency translation adjustment	137	1,649	5,639	(966)
Benefit plan adjustments, net of income taxes of $108, ($1,358), $112 and ($530), respectively	1,600	(4,373)	3,292	(1,675)
Unrealized gain (loss) on hedges, net of income taxes of $0, ($7), $0 and ($185), respectively	388	(16)	760	(595)
Comprehensive loss	(10,522)	(4,376)	(11,007)	(42,807)
Less: Comprehensive (loss) income attributable to noncontrolling interest	32	(134)	(101)	(266)
Comprehensive loss attributable to Twin Disc	$(10,490)	(4,510)	$(11,108)	$(43,073)

RECONCILIATION OF CONSOLIDATED NET LOSS TO EBITDA (In thousands; unaudited)

	Quarter Ended		Year Ended
	June 30, 2021(1)	June 30, 2020	June 30, 2021(2)	June 30, 2020(3)
Net loss attributable to Twin Disc	$(12,700)	$(1,760)	$(20,898)	$(39,817)
Interest expense	588	536	2,358	1,860
Income taxes	14,127	(447)	10,859	(4,169)
Depreciation and amortization	2,877	3,008	11,243	11,925
Earnings (loss) before interest, taxes, depreciation and amortization	$4,892	$1,337	$3,562	$(30,201)

(1) Includes restructuring charges of $6.6 million, and an $8.2 million benefit from the PPP forgiveness

(2) Includes restructuring charges of $7.4 million, and an $8.2 million benefit from the PPP forgiveness

(3) Includes restructuring charges of $5.1 million, and a $27.6 million impairment charge recorded in the third quarter of fiscal 2020.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	June 30,	June 30,
	2021	2020
ASSETS
Current assets:
Cash	$12,340	$10,688
Trade accounts receivable, net	39.491	30,682
Inventories	114,967	120,607
Prepaid expenses	5,704	5,269
Assets held for sale	9,539	-
Other	9,926	6,739
Total current assets	191,967	173,985

Property, plant and equipment, net	45,463	58,284
Right-of-use assets operating leases	14,736	14,448
Intangible assets, net	17,480	18,973
Deferred income taxes	2,511	24,445
Other assets	3,256	3,992

TOTAL ASSETS	$275,413	$294,127

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$4,691
Accounts payable	31,011	25,663
Accrued liabilities	45,549	36,380

Total current liabilities	78,560	66,734

Long-term debt	30,085	37,896
Lease obligations	12,887	12,738
Accrued retirement benefits	11,176	27,938
Deferred income taxes	5,045	5,501
Other long-term liabilities	7,000	3,362

Total liabilities	144,753	154,169

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 14,632,802; no par value	40,972	42,756
Retained earnings	135,757	156,655
Accumulated other comprehensive loss	(31,436)	(41,226)
	145,293	158,185
Less treasury stock, at cost (984,139 and 1,226,809 shares, respectively)	15,083	18,796

Total Twin Disc shareholders' equity	130,210	139,389

Noncontrolling interest	450	569
Total equity	130,660	139,958

TOTAL LIABILITIES AND EQUITY	$275,413	$294,127

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Year Ended
	June 30, 2021	June 30, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(20,698)	$(39,571)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,243	11,925
Gain on extinguishment of loan	(8,200)	-
Restructuring of operations	6,619	2,269
Stock compensation expense	2,154	1,158
Provision for deferred income taxes	8,834	(8,072)
Goodwill and other impairment charge	-	27,603
Other, net	798	258
Net change in operating assets and liabilities	5,778	13,548
Net cash provided by operating activities	6,528	9,118

CASH FLOWS FROM INVESTING ACTIVITIES, NET OF ACQUIRED BUSINESS:
Capital expenditures	(4,464)	(10,699)
Proceeds on note receivable	1,500	500
Proceeds from sale of plant assets	102	137
Proceeds from life insurance policy	253	102
Other, net	(133)	(159)
Net cash used by investing activities	(2,742)	(10,119)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under long-term debt agreement	-	8,200
Borrowings under revolving loan agreement	76,335	99,262
Repayments under revolving loan agreement	(78,370)	(105,065)
Repayments of long-term borrowings	(1,838)	(2,241)
Payments of withholding taxes on stock compensation	(224)	(913)
Dividends paid to noncontrolling interest	(220)	(298)
Net cash used provided by financing activities	(4,317)	(1,055)

Effect of exchange rate changes on cash	2,183	382

Net change in cash	1,652	(1,674)

Cash:
Beginning of year	10,688	12,362

End of year	$12,340	$10,688